UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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MetroPCS Communications, Inc.
(Name of Registrant as Specified In Its Charter)

P. Schoenfeld Asset Management LP P. Schoenfeld Asset Management GP LLC Peter M. Schoenfeld
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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On February 7, 2013, P. Schoenfeld Asset Management LP issued the following press release:

P. SCHOENFELD ASSET MANAGEMENT INTENDS TO

VOTE AGAINST METROPCS MERGER

NEW YORK, Feb. 7, 2013/PRNewswire/ - P. Schoenfeld Asset Management LP (“PSAM”) sent a letter on January 30th to the Board of Directors at MetroPCS Communications Inc. (“PCS”) and the Supervisory Board at Deutsche Telekom AG (“DT”) outlining issues related to the current structure of the proposed terms for the reverse merger between PCS and T-Mobile USA (“T-Mobile”).

In the letter PSAM stated its belief that:

1.        The new combined company (“PCS/T-Mobile”) is not appropriately and fairly capitalized;

2.        The interest rate on DT’s debt financing is far above market, based on PCS/T-Mobile’s anticipated credit rating; and

3.        The exchange ratio is unfair to PCS stockholders.

PSAM stated that it intends to vote against the transaction in the absence of changes to the deal terms since PSAM is of the view that it would be better for PCS to remain a stand-alone company while examining opportunities to consummate alternative transactions, than to accept the package of cash and securities being offered to PCS stockholders.

Full text of the letter is attached.

About PSAM

P. Schoenfeld Asset Management LP (together with its affiliates, “PSAM”) was founded by Peter M. Schoenfeld and has been providing investment advisory services since 1997.  PSAM invests on behalf of its clients in both equity and credit securities in global event driven opportunities, including: international consolidations, corporate restructurings, spin-offs, divestitures, and stressed and distressed credits.  PSAM has offices in New York and London, which are registered with the SEC and authorised and regulated by the FSA, respectively.

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P. SCHOENFELD ASSET MANAGEMENT LP (TOGETHER WITH CERTAIN OF ITS AFFILIATES, “PSAM”) INTENDS TO FILE WITH THE SECURITIES AND EXCHANGE COMMISSION (THE “SEC”) A DEFINITIVE PROXY STATEMENT AND ACCOMPANYING PROXY CARD IF PSAM PROCEEDS WITH THE SOLICITATION OF PROXIES FROM THE STOCKHOLDERS OF METROPCS COMMUNICATIONS, INC. (“METROPCS”) IN CONNECTION WITH A SPECIAL MEETING OF SUCH STOCKHOLDERS TO BE HELD TO VOTE UPON A PROPOSED TRANSACTION BETWEEN METROPCS AND T-MOBILE USA, INC.  INFORMATION RELATING TO PSAM AND THE OTHER PARTICIPANTS IN ANY SUCH SOLICITATION WILL BE INCLUDED IN MATERIALS FILED ON FEBRUARY 7, 2013 BY PSAM WITH THE SEC PURSUANT TO RULE 14A-12 UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.  STOCKHOLDERS OF METROPCS ARE ADVISED TO READ ANY SUCH DEFINITIVE PROXY STATEMENT AND OTHER DOCUMENTS RELATED TO ANY SUCH SOLICITATION WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION, INCLUDING ADDITIONAL INFORMATION RELATED TO THE PARTICIPANTS IN ANY SUCH SOLICITATION.  WHEN COMPLETED, ANY SUCH DEFINITIVE PROXY STATEMENT AND PROXY CARD WILL BE FURNISHED TO SOME OR ALL OF THE STOCKHOLDERS OF METROPCS AND WILL, ALONG WITH OTHER RELEVANT DOCUMENTS, BE AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT HTTP://WWW.SEC.GOV.  IN ADDITION, PSAM WILL PROVIDE COPIES OF THE DEFINITIVE PROXY STATEMENT AND ACCOMPANYING PROXY CARD (WHEN AVAILABLE) WITHOUT CHARGE UPON REQUEST.

January 30, 2013

Members of the Board of Directors	Members of the Supervisory Board
MetroPCS Communications Inc.	Deutsche Telekom AG
2250 Lakeside Boulevard	Postfach 2000
Richardson, TX 75082	53105 Bonn, Germany

Dear Board Members:

P. Schoenfeld Asset Management LP (“PSAM”) is an investment adviser that focuses on event-driven and fundamental investment opportunities.  We have been providing investment advisory services to clients since 1997.  Our clients are shareholders of MetroPCS Communications Inc. (“PCS”) and own an aggregate position of approximately 7,500,000 shares.

We have closely reviewed the recently announced reverse merger between PCS and T-Mobile USA (“T-Mobile”), a wholly-owned subsidiary of Deutsche Telecom (“DT”), which we will be asked to vote upon shortly. Based on our review, we believe that:

1.              The new combined company (“PCS/T-Mobile”) is not appropriately and fairly capitalized;

2.              The interest rate on DT’s debt financing is far above market, based on PCS/T-Mobile’s anticipated credit rating; and

3.              The exchange ratio is unfair to PCS stockholders.

In the absence of changes to the deal terms that address these points, we question whether the transaction deserves the support of PCS stockholders.  We are presently of the view that it would be better for PCS to remain a stand-alone company while examining opportunities to consummate alternative transactions, than to accept the package of cash and securities being offered to PCS stockholders.  Based on the trading level of PCS stock, it appears that other investors share our opinion.  The current PCS market price is approximately equal to the price at which PCS traded before the deal was announced and represents a substantial discount to highs reached in 2011.  As you know, it is highly unusual for shareholders of an acquired company to receive no acquisition premium.

We have identified the following issues that need to be modified, before the deal is, in our view, supportable:

1.              The proposed capital structure of PCS/T-Mobile is poorly conceived, with debt levels that we believe are unsustainable and value destructive for all constituents.

a.              In its current configuration, PCS/T-Mobile will have $23.3 billion in total debt and leases, comprised of the following:

Proposed Capital Structure

DT Intercompany Debt	$15,000	Total Debt + Leases	$23,300
DT Revolver (undrawn)	$0	Net Debt + Leases	$21,500
Existing Metro Bank Loan	$2,500
Existing Metro Bonds	$2,000	Total Debt + Lease / 2013E EBITDA	3.9x
New Bonds	$1,000	Net Debt + Lease / 2013E EBITDA	3.6x
Total NewCo Debt	$20,500

Lease Obligations:
T-Mobile	$2,400
Metro	$400
Total	$2,800

Expected Cash	$1,800

b.              PCS/T-Mobile’s proposed capital structure entails a net debt (including leases)/2013E EBITDA ratio of 3.6x (adjusting for the special dividend) — which compares to 2.7x for PCS stand-alone.  This also compares unfavorably to the other following comps:

Bond	Yield	Total Debt / 2013E EBITDA(1)	Net Debt / 2013E EBITDA(1)(2)

SPRINT NEXTEL 7.000% Notes due 2020	5.3%	4.8x	2.2x
METROPCS WIRELES 6.625% Notes due 2020	5.5%	3.5x	2.7x
CRICKET COMMUNIC 7.750% Notes due 2020	7.0%	5.6x	4.5x
T-MOBILE USA(3) (Current)	4.1%	3.3x	3.2x

(1)  EBITDA based on analyst’s consensus estimates

(2)  Sprint adjusted for Softbank & Clearwire transactions / Metro PCS adjusted for $1.5 billion capital expenditure

(3)  T-Mobile Yield calculated based on the annualized “interest expense to affiliates” for the 9 months ended 9/30/12 divided by average debt balance

c.               We anticipate the credit rating on PCS/T-Mobile will be BB, which is substantially below investment grade.  The risk associated with this lower credit rating and high debt levels will depress equity multiples and hence stock values for both DT and the public PCS/T-Mobile holders.

d.              A reduction in the gross amount of intercompany debt from PCS/T-Mobile to DT will result in net value creation to DT as well.  For every $1 billion of debt eliminated from the intercompany debt, DT’s investment will be improved as follows:

i.                  Total equity value will automatically increase by $1 billion due to lower debt levels, or approximately $0.71 per share; and

ii.               PCS/T-Mobile equity ratings and multiples will expand as a result of the risk mitigation associated with debt reduction.

2.              The terms of the intercompany debt owed by PCS/T-Mobile to DT are unreasonable and confiscatory.

a.              The interest rate (“projected average yield”) on approximately $15 billion of rolled intercompany debt owed by PCS/T-Mobile to DT is preliminarily set at 8%(1), which we see as having no basis in current market reality.  This intercompany interest expense will be approximately $1.2 billion per year.  PCS current rates are only approximately 5.5%.  T-Mobile’s latest financial statements for the interim nine month period ending September 30, 2012 show T-Mobile’s existing intra-company notes as having a fair market value in excess of par and a coupon rate of only ~4.1%.  Half of the total intra-company notes have a maturity in excess of five years.

b.              Every 1% of interest rate reduction will result in approximately $100 million of incremental free cash flow, or $0.07 of incremental free cash flow per share — approximately $0.70 of incremental value per share at a 10x multiple.  Setting the intercompany debt rates at market, of approximately 5.5%, would result in nearly $240 million in aggregate annual savings on interest expense and approximately $1.72 of incremental value per share at a 10x multiple.

c.               In light of (i) DT’s failure to optimize the PCS/T-Mobile capital structure and (ii) the off-market rates of the intercompany debt, we wonder if DT is using this vehicle to arbitrage the difference between its ~2.5% cost of borrowing and the 8% rate expected to be paid by PCS/T-Mobile.

d.              The lower debt levels and reduced interest expense would also allow PCS/T-Mobile to begin paying a meaningful dividend in 2014.  Among the major domestic and Western European telco carriers, only Sprint (which until the proposed Softbank capital infusion had severe debt problems) and the most distressed Western European carriers do not pay a dividend.  A capital structure designed from the outset not to accommodate dividends is clearly not in the interests of all shareholders and calls into question if the Board of Directors has satisfied its fiduciary responsibilities to maximize value for its shareholders.  Replicating the debt structure of troubled companies seems to be misguided.

(1)  T-Mobile investor presentation dated October 3, 2012 referenced a “projected weighted average yield of 8%”.  Current estimated interest rates for the $15.0 billion intercompany debt stated in the proxy filing dated January 25, 2013 are 8.16% for the $7.5 billion of “permanent notes” and 7.28% for the $7.5 billion of “reset notes” making an average yield of 7.72%.

Illustrative Debt Restructuring Example

	Current	Proforma	Change
Illustrative Debt Reduction of $2.0 billion
2013E EBITDA (proxy filing)	$5,918	$5,918	—
EBITDA Multple	5.0x	5.0x	—
Enterprise Value	$29,590	$29,590	—
(+) Cash	1,800	1,800	—
(-) Intercompany Debt	(15,000)	(13,000)	2,000
(-) Other Debt	(5,500)	(5,500)	—
(-) Leases	(2,800)	(2,800)	—
Equity Value	$8,090	$10,090	$2,000
Estimated Shares Outstanding (before reverse split)	1,414	1,414	—
Price Per Share Impact	$5.72	$7.14	$1.41

Illustrative Interest Rate Reduction
Proforma Intercompany Debt	13,000	13,000
Interest Rate	8.00%	5.50%
Post-Tax Interest Expense @ 35% Rate	$676	$465	$211
EPS / Cash Flow Per Share Impact	$0.48	$0.33	$0.15
Expected P/E Multiple			10.0x
Price Per Share Impact			$1.49

Multiple Expansion
Intercompany Debt	15,000	13,000
Interest Rate	8.00%	5.50%
Post-Tax Interest Expense @ 35% Rate	$780	$465	$315
EPS / Cash Flow Per Share Impact	$0.55	$0.33	$0.22
2013E Consensus EPS(1)			$0.22
Proforma EPS			$0.44
P/E / Cash Flow Multiple Expansion			1.0x
Price Per Share Impact per 1.0x			$0.44

Total Value Per Share Impact			$3.35
Estimated Shares Owned by DT (before reverse split)			1,046
DT Change in Equity Value			$3,507
(-) Reduction in Intercompany Debt			$(2,000)
Value Increase (Decrease) to DT			$1,507

(1) Consensus EPS for T-Mobile calcualted from an average of analyst’s EBITDA estimates minus estimated depriciation, interest expense and taxes

3.              DT should commit to selling down its PCS/T-Mobile stake below 49% so PCS/T-Mobile can issue additional secured debt (thereby reducing its interest burden even further) and PCS/T-Mobile equity liquidity will be enhanced.

a.              We understand that DT is prohibited from using low cost secured debt from third parties at PCS/T-Mobile until it owns less than 49% of the new company.  DT either needs to revise its own debt agreements or reduce its ownership of PCS/T-Mobile, but it is not reasonable to penalize the other shareholders of PCS/T-Mobile with a sub-optimal capital structure that only exists due to restrictions that are unique to DT.

b.              PCS currently has a $2.5 billion secured bank loan with an average interest rate of 4.6% as of September 30, 2012.  We estimate that PCS/T-Mobile, if unburdened by these DT constraints, could issue at least $11.0 billion of secured debt with a floating rate of Libor plus 250 basis points (2.8%) or a swapped rate of 3.8% fixed.  Even the higher rate would generate $460 million of interest expense savings relative to the 8% intra-company debt.

4.              The current 26% PCS/T-Mobile equity stake being offered to PCS shareholders implies an unwarranted multiple differential between PCS and T-Mobile.

a.              Based on the profitability and growth rate of its business, PCS should be valued at an EBITDA multiple at least as high as T-Mobile. Taking into account the obligation to pay PCS stockholders an acquisition premium, we think that PCS should be valued at a higher EBITDA multiple than T-Mobile.  But if valued even at equivalent multiples, there is a need for a major revision in the exchange ratio.

b.              Using an equivalent 5.0x forward EBITDA multiple for both companies, we would suggest the following equity split, resulting in 37% of PCS/T-Mobile for PCS shareholders:

	PCS	T-Mobile	Proforma
2013E EBITDA (proxy filing)	$1,359	$4,559	$5,918
EV / EBITDA Mult.	5.0x	5.0x
Enterprise Value	$6,795	$22,795	$29,590
(+) Cash(1)	2,565	$735	$3,300
(-) Dividend Adj	(1,500)	—	(1,500)
(-) Debt	(4,500)	(16,000)	(20,500)
(-) Leases	(400)	(2,400)	(2,800)
Equity Value	$2,960	$5,130	$8,090
Implied Equity Split	37%	63%	100%

(1) Cash at T-Mobile solved for to equal $1.8 billion for the proforma company as stated in the T-Mobile investor presentation dated October 3, 2012

c.               Based on the methodology shown above, the 74% interest in PCS/T-Mobile granted to DT would only make sense if the debt level on existing T-Mobile, and by extension PCS/T-Mobile, was reduced by $3.5-4.0 billion, through the elimination of intercompany debt in that amount being issued to DT.

d.              The adjusted book value of T-Mobile, after accounting for the goodwill impairment charge in the third quarter of 2012 and the distribution of the tower transaction proceeds in the fourth quarter of 2012 was significantly less than the implied value of the merger consideration.  We believe that DT should explain the gap in light of the fair market value appraisal that is part of impairment accounting.

To summarize, we believe that the current proposed terms for the reverse merger between PCS and T-Mobile are unattractive relative to a potential stand-alone alternative and that the current structure of the transaction is unsupportable.  For the reasons we have outlined above, we believe that DT has burdened PCS/T-Mobile with too much intercompany debt, at terms that are not based on any market reality.  While these terms are unattractive to us as PCS shareholders, we also believe that DT, as a 74% PCS/T-Mobile shareholder would, on a net basis, benefit from an outright reduction of the intercompany debt burden and a lowering of the intercompany interest rate.   Moreover the proposed equity split is not supported by the relative values of the two companies and gives no weight to the obligation to give PCS stockholders an acquisition premium, reflecting the sale of control to DT.

We urge the Boards of Directors and their advisors to rectify the imbalances cited for the benefit of both sets of shareholders.

We are available to discuss this at your convenience and would welcome the opportunity to meet with you and share with you the back-up for the conclusions we have reached.

Sincerely,

Peter Schoenfeld	Douglas Polley	Richard Bilotti
Chief Executive Officer	Portfolio Manager	Head of Special Situations

Members of the Board of Directors of MetroPCS Communications Inc.

Roger D. Linquist, Chairman

W. Michael Barnes

Jack F. Callahan, Jr.

C. Kevin Landry

Arthur C. Patterson

James N. Perry, Jr.

Members of the Board of Management of Deutsche Telekom

René Oberman, Chairman

Reinhard Clemens

Niek Jan van Damme

Timotheus Hottges

Thomas Kremer

Claudia Nemat

Marion Schick

Members of the Supervisory Board of Deutsche Telekom

Sari Baldauf

Dr. Wulf H. Bernotat

Dr. Hans Bernhard Beus

Dr. von Grünberg

Lawrence H. Guffey

Prof. Dr. Ulrich Lerner

Dagmar P. Kollmann

Prof. h.c. (CHN), Dr.-Ing. E.h.Dr. Ulrich Middelmann

Dr. Ulrich Schröder

Dr. h.c. Bernhard Walter

Monika Brandl

Klaus-Dieter Hanas

Sylvia Hauke

Lothar Holzwarth

Hans- Jürgen Kallmeier

Petra Steffi Kreusel

Waltraud Litzenberger

Lothar Schröder

Michael Sommer

Sibylle Spoo

Certain Information Regarding Participants

The potential participants in any proxy solicitation by P. Schoenfeld Asset Management LP, a Delaware limited partnership (“PSAM”), in connection with a special meeting of stockholders of MetroPCS Communications, Inc. (“MetroPCS”) to be held to vote upon a proposed transaction between MetroPCS and T-Mobile USA, Inc. are anticipated to include, or may be deemed to include, PSAM; P. Schoenfeld Asset Management GP LLC, a Delaware limited liability company (“PSAM GP”), which serves as the general partner of PSAM; and Peter M. Schoenfeld (“Mr. Schoenfeld”, together with PSAM and PSAM GP, the “PSAM Participants”), who serves as the managing member of PSAM GP.

The principal business of PSAM is to provide investment management services to private funds and trading advisory services to separately managed accounts.  The principal business of PSAM GP is to serve as the general partner of PSAM.  The principal occupation of Mr. Schoenfeld is to serve as the Chief Executive Officer and Chief Investment Officer of PSAM and the managing member of PSAM GP and other affiliated entities.

The principal offices of each of the PSAM Participants are located at 1350 Avenue of the Americas, 21st Floor, New York, New York 10019.

As of February 6, 2013, the PSAM Participants may be deemed to beneficially own, in the aggregate, 7,491,816 shares of common stock of MetroPCS, par value $0.0001 per share (“Shares”). Such Shares are owned by investment advisory clients of PSAM with respect to which PSAM exercises voting authority and investment discretion.  In addition, certain of such investment advisory clients of PSAM have (i) sold call options referencing an aggregate of 600,000 Shares (with a call strike price of $13.00), which expire on February 16, 2013 and (ii) purchased put options referencing an aggregate of 600,000 Shares (with a put strike price of $10.00), which expire on February 16, 2013.